AMENDED AND RESTATED
LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT is made effective as of November 1, 2006, between Carillon Partners, LLC, an Ohio limited liability company (“Lessor”), whose address is 1800 Carillon Boulevard, Cincinnati, Ohio 45240, and Environmental Quality Management, Inc., an Ohio corporation (“Lessee”), whose address is 1800 Carillon Boulevard, Cincinnati, Ohio 45240.

Lessor and Lessee entered into a lease agreement as of July 1, 2003 for the real property located at 1800 Carillon Boulevard, Cincinnati, Ohio 45240.  The Lessor and Lessee now desire to amend said lease agreement by restating its terms in their entirety effective as of January 1, 2006.

NOW THEREFORE, said lease agreement is amended and restated in its entirety and the terms thereof are as follows:

SECTION 1.  GRANT OF LEASE.

Lessor leases to Lessee, and Lessee leases from Lessor, upon the terms and conditions set forth below, the property (the “Leased Premises”) consisting of: (i) the real property located at 1800 Carillon Boulevard, Cincinnati, Ohio 45240, as more particularly described in Exhibit A attached to this Lease, (ii) the office and warehouse facility containing approximately 37,500 square feet of space and all other improvements and appurtenances (collectively the “Building”), (iii) all other improvements now or in the future located on the real property, and (iv) all other rights and easements appurtenant to the real property, the Building and other improvements.

SECTION 2.  TERM.

2.1.          The initial term of this Lease (the “Initial Term”) shall be for ten (10) Lease Years commencing on January 1, 2006 (the “Commencement Date”) and ending on December 31, 2015.  The term “Lease Year” as used in this Lease shall mean each twelve (12) month period beginning on the Commencement Date and each anniversary of the Commencement Date during the term of this Lease.

2.2.          Subject to the provisions of Paragraph 2.6 hereof, Lessee shall have the right to extend the term of this Lease for two (2) additional terms of five (5) years each, (such additional terms are hereinafter called, each, the “Extension Term” or respectively, the “First Extension Term” and the “Second Extension Term”, the “Initial Term” and the above listed may each or collectively be called the “Term”), commencing on the day following the expiration date of the Initial Term or of the First Extension Term (each, the “Expiration Date”), as the case may be (the "Commencement Date of each Extension Term") provided that:

(a)          Lessee shall give Lessor notice (hereinafter called the "Extension Notice") of its election to extend the Initial Term or the First Extension Term of this Lease, as the case may be, at least twelve (12) months, prior to the Expiration Date, and

(b)          Lessee is not in default (after the expiration of applicable grace periods, if any) under this Lease as of the time of the giving of the Extension Notice and the Commencement Date of each Extension Term.

(c)          Lessee shall be in actual physical occupancy of not less than 100% of the rentable area of the Leased Premises.

2.3.          The Base Rent payable by Lessee to Lessor during each Extension Term shall be a sum equal to the fair market rent for the Leased Premises as determined as of the date occurring six (6) months prior to the Commencement Date of each Extension Term (such date is hereinafter called the "Determination Date") and which determination shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of Paragraph 2.4 hereof, but such Base Rent shall in no event be less than the Base Rent and additional rent (i.e. not less than Lessee’s fully escalated rent) in effect under this Lease for the last month of the Initial Term or First Extension Term, as the case may be (without giving effect to any temporary abatement of Base Rent under the provisions of, Paragraphs 16.4 and 17.5 or any other Article of this Lease).  Base Rent during the First Extension Period and/or the Second Extension Period, as the case may be, shall be subject to two percent (2%) escalation annually.

2.4.          (a)          Lessor and Lessee shall endeavor to agree as to the amount of the fair market rent for the Leased Premises pursuant to the provisions of Paragraph 2.3 hereof, during the thirty (30) day period following the Determination Date.  In the event that Lessor and Lessee can not agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Lessor or Lessee may initiate the appraisal process provided for herein by giving notice to that effect to the other, and the party so initiating the appraisal process (such party hereinafter called the "Initiating Party") shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf.  Within thirty (30) days after the designation of such arbitrator, the other party (hereinafter called the "Other Party") shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf.  If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment.  The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within sixty (60) days after the second arbitrator is appointed, the two arbitrators shall not agree, they shall together appoint a third arbitrator.  In the event of their being unable to agree upon such appointment within eighty (80) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days.  If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in New York City in accordance with its rules then prevailing.

(b)          Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

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(c)          The majority of the arbitrators shall determine the fair market rent of the Leased Premises and render a written certified report of their determination to both Lessor and Lessee within sixty (60) days of the appointment of the first two arbitrators or sixty (60) days from the appointment of the third arbitrator if such third arbitrator is appointed pursuant to this Paragraph; and the fair market rent, so determined, shall be applied to determine the Base Rent pursuant to Paragraph 2.3 hereof.

(d)          Each of the arbitrators, selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office and wakehouse facilities in similar buildings in Cincinnati, Ohio.

(e)          If Lessor notifies Lessee that the Base Rent for the Extension Term shall be equal to the Base Rent and additional rent in effect under this Lease for the last month of the Term (without giving effect to any temporary abatement thereof), then the provisions of Subsection (a) of this Paragraph 2.4 shall be inapplicable and have no force or effect.

(f)          In the event Lessor or Lessee initiates the appraisal process and as of the Commencement Date of each Extension Term the amount of the fair market rent has not been determined, Lessee shall continue to pay all of the charges due under and in effect under this Lease for the last month of the Term and when such determination has been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of each Extension Term.

2.5.          Except as provided in Paragraphs 2.1 and 2.2 hereof, Lessee's occupancy of the Leased Premises during each Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Initial Term of this Lease or the First Extension Term, as the case may be.

2.6.          If Lessee does not send the Extension Notice pursuant to the provisions of Paragraph 2.2(a) hereof, these Paragraphs 2.2-2.8 shall have no force or effect and shall be deemed deleted from this Lease.

2.7.          If this Lease is renewed for any Extension Term, then Lessor or Lessee can request the other party hereto to execute an instrument in form for recording setting forth the exercise of Lessee's right to extend the Term of this Lease and the last day of each First or Second Extension Term, as the case may be.

2.8.          If Lessee exercises its right to extend the Term of this Lease for the Extension Term pursuant to this Article 2, the phrases "the term of this Lease" or "the term hereof" as used this Lease, shall be construed to include, when practicable, any Extension Term.

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SECTION 3.  QUIET ENJOYMENT

Lessor represents that it has the right and capacity to enter into this Lease.  Lessor covenants that upon Lessee paying the Rent and performing and observing all of Lessee’s lease obligations, Lessee may peaceably and quietly have, hold and enjoy the Premises for the Term subject to the terms of this Lease.

SECTION 4.  RENT.

Lessee shall pay to Lessor as rent for the Leased Premises (the “Base Rent”) the following amounts for the periods indicated:

Time Period	Annual Rent	Monthly Installment
1/1/06 – 12/31/06	$483,480	$40,290
1/1/07 – 12/31/07	$493,152	$41,096
1/1/08 – 12/31/08	$503,028	$41,919
1/1/09 – 12/31/09	$513,072	$42,756
1/1/10 – 12/31/10	$523,332	$43,611
1/1/11 – 12/31/11	$533,796	$44,483
1/1/12 – 12/31/12	$544,476	$45,373
1/1/13 – 12/31/13	$555,360	$46,280
1/1/14 – 12/31/14	$566,472	$47,206
1/1/15 – 12/31/15	$577,800	$48,150

The Base Rent shall be payable in monthly installments in advance on the first day of each month during the term to Lessor at its notice address or at such other place as Lessor may designate by written notice to Lessee.

SECTION 5.  NET LEASE.

Except as otherwise specifically provided, this Lease is a “net” Lease.  Lessee shall pay all rent and all other charges due under this Lease without notice or demand and free from any charges, taxes, assessments, impositions, claims, damages, expenses, deductions, set-offs, counterclaims, abatement, suspension or defense of any kind, which would have been chargeable against the Leased Premises and payable by Lessor.  It is the intention of the parties that the obligations of Lessee shall be separate and independent covenants, that the rent and all other charges payable by Lessee shall continue to be payable in all events, and that the obligations of Lessee shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease.  Except as otherwise specifically provided in this Lease, Lessee shall pay and be responsible to Lessor for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Leased Premises.  Lessee waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Leased Premises or to any abatement, suspension, deferment or reduction of the rent or any other charges and under this Lease, except as otherwise expressly provided in this Lease.  Lessee, however, shall not be required to pay any mortgage indebtedness or any interest on any mortgage that at any time may encumber the interest of Lessor in the Leased Premises nor shall Lessee be required to pay for certain structural repairs as set forth herein.

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SECTION 6.  CONDITION OF BUILDING.

Except as otherwise provided in this Lease, Lessee accepts the Leased Premises “as is” and agrees that neither Lessor nor any of its agents or employees have made any other representations or warranties, either written or oral, express or implied, with respect to the condition, suitability, state of repair or zoning of the Leased Premises.  Lessee waives, releases and forever discharges Lessor, and Lessor’s heirs, personal representatives, successors and assigns, of and from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown, that Lessee has or in the future may have against any such persons based upon, or arising directly or indirectly out of, the condition, status, quality, nature, or environmental state of the Leased Premises as of the date of this Lease.

SECTION 7.  ALTERATIONS.

7.1.          During the term of this Lease, Lessee, at its sole expense, may make interior, nonstructural alterations and improvements to the Building, but only if the plans for such alterations or improvements have first been approved by Lessor.  Lessor’s approval shall not be unreasonably withheld.  Lessee shall make no exterior or structural alterations or improvements to any portion of the Leased Premises without Lessor’s consent, which consent shall not be reasonably withheld.

7.2.          Lessee shall retain ownership of all trade fixtures and business equipment and furnishings from time to time installed on the Leased Premises by Lessee at its expense.  Lessee may but shall have no obligation to remove any of such trade fixtures, equipment or furnishings at any time during the Term after the expiration or earlier termination of the Term.  Any such property not removed within ten (10) business days after the expiration of the term shall, at the election of Lessor, become the property of Lessor without payment to Lessee, or be deemed abandoned and removed by Lessor.

SECTION 8.  REPAIR AND MAINTENANCE.

Except as provided in Section 15 below (relating to damage or destruction or condemnation of the Leased Premises), Lessee, at its sole expense, shall keep and maintain the Building and all additions and all other portions of the Leased Premises (including, but not limited to, all heating, air conditioning, plumbing and electrical equipment and apparatus, driveways, parking areas and landscaping) in good repair and condition and shall make all repairs, replacements and renewals, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, interior or exterior, necessary to put or maintain the Leased Premises in that state of repair and condition.

SECTION 9.  USE OF PREMISES.

The Leased Premises shall be used and occupied for administrative and engineering offices, light warehouse space and/or the conduct of an environmental consulting business, and/or general office space for various service businesses such as business consulting, professional recruitment and the like, and for no other purpose or activity without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

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SECTION 10.  COMPLIANCE WITH LAWS.

10.1.          Except as set forth below to the contrary, throughout the Term of this Lease, Lessee shall, at its sole cost and expense, promptly observe and comply in all material respects with all laws, ordinances and regulations, and other governmental rules, orders and determinations, including but not limited to the Americans with Disabilities Act, now in force or subsequently enacted, whether or not presently contemplated (collectively “Legal Requirements”), whether same are now in force or at any time in the future may be passed, enacted or directed; and the Lessee shall pay all costs, expenses, claims, fines and damages that may in any manner arise out of or be imposed because of the failure of the Lessee to comply with this covenant.  Lessee shall not be required to make any structural repairs, changes or alterations arising as a result in changes of any legal requirement, except if such changes are due to Lessee’s specific manner of use or alterations.

SECTION 11.  LIENS.

11.1.          Lessee will not create or permit to be created or to remain, and will promptly discharge, at its sole expense, any lien, encumbrance or charge upon the Leased Premises or upon Lessee’s leasehold interest, of any person claiming under or through Lessee.  This obligation includes, but is not limited to, any lien, encumbrance or charge that arises out of the use or occupancy of the Leased Premises by Lessee or by reason of any labor or materials furnished or claimed to have been furnished to Lessee or by reason of any construction, addition, alteration or repair of any part of the Leased Premises by Lessee.

11.2.          Nothing in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to any contractor, subcontractor, laborer, materialman or vendor for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition or repair to the Leased Premises.

SECTION 12.  TAXES, ASSESSMENTS AND OTHER CHARGES.

12.1.          Lessee agrees to pay all “Taxes” (as defined below) against the Leased Premises becoming a lien during the term of this Lease and a pro rata portion of the installments of Taxes which become a lien in the years in which the Commencement Date and expiration date of this Lease occur, such pro rata share to be determined as of the Commencement Date and expiration date in accordance with the customary method of prorating real estate taxes in Hamilton County, Ohio.  In the case of assessments for local improvements or betterments which may by law be payable in installments, Lessee shall not be obligated to pay any installment of any special assessment that may be assessed, levied or confirmed during the term of this Lease, but does not fall due and is not required to be paid until after the expiration of this Lease, except for a pro rata share of the installments becoming payable following the expiration of this Lease.

12.2.          As used in this Lease, the term “Taxes” means all taxes, assessments and levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever, including, but not limited to, water and sewer charges, gas and electric rates, and all other utility charges that may be taxed, charged, assessed, levied or imposed at any time during the term of this Lease by any governmental authority upon or against (a) the Leased Premises (b) the rent or other sums payable by Lessee under this Lease, or (c) this Lease or the leasehold estate created by this Lease. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Lessor unless that tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy that Lessee is required to pay pursuant to this Section 11.

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12.3.          Lessee shall pay the Taxes before any delinquency can occur.  Proof of payment shall be delivered promptly to Lessor.  If Lessee fails to pay any Taxes by the due date, then, in addition to any other remedy of Lessor, Lessor may (but shall not be obligated to) pay the same plus any penalties or interest, and Lessee shall reimburse Lessor for all amounts so paid within five (5) days after Lessor notifies Lessee of the payment.

12.4.          Lessee shall be entitled to institute any proceedings to contest taxes.  In the event as a result of any such proceedings, a refund is obtained from any governmental authority, Lessee shall be entitled to the full amount of such refund.

12.5.          Any Taxes relating to a fiscal period of the taxing authority, only a part of which falls due during the Term of this Lease (whether or not such Taxes are assessed, levied, imposed or becomes a lien or shall become payable, during the Term) shall be apportioned and adjusted between Lessor and Lessee so that Lessor shall be responsible for that portion of such Taxes which corresponds to the part of such fiscal period as falls outside the Term, and Lessee’s responsibility shall apply to the remainder of the Taxes.

SECTION 13.  UTILITIES.

Lessee at its expense shall obtain and promptly pay for all utility services for the Leased Premises, including, but not limited to, electricity, gas, water, sewer, heat, telephone, and trash collection.

SECTION 14.  INDEMNIFICATION, PUBLIC LIABILITY AND PROPERTY DAMAGE.

14.1.          Lessee shall defend all actions against Lessor with respect to, and shall pay, protect, indemnify and save harmless the Lessor against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), suits, claims, demands or judgments of any nature (a) to which Lessor is subject because of Lessor’s estate in the Leased Premises, except to the extent that the same arise by reason of any defects in Lessor’s title or any liens or encumbrances on the Leased Premises created or suffered to come into existence by Lessor, or (b) arising from (i) injury to or death of any person, or damage to or loss of property, on the Leased Premises or on adjoining streets or sidewalks, or connected with the use, condition or occupancy of any of the same, (ii) violation of this Lease by Lessee, or (iii) any act or omission of Lessee or its agents, contractors, licensees, sublessees, or invitees; but excepting any liabilities, losses, damages, costs, expenses, suits, claims, demands or judgments resulting from the negligence or tortious acts of Lessor, or its employees, officers, directors or shareholders.

14.2.          During the Lease term, Lessee shall keep in effect, at its expense, commercial general liability insurance against claims for personal injury, death or property damage covering the Leased Premises and adjoining streets and sidewalks and providing coverage with maximum limits of liability of not less than $1,000,000 for personal injury or death in any one occurrence, $2,000,000 in the aggregate per policy year, an umbrella liability coverage of at least $3,000,000 per occurrence or such other amount as required by the Lessor, and comprehensive Property Insurance of 100% of replacement cost for property damage. With respect to this insurance, Lessor and any mortgagee referred to in Section 25 shall be additional insureds.  From time to time Lessor may, by notice to Lessee, require Lessee to increase the limits of this insurance to amounts that are then commercially reasonable.

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14.3.          Lessee’s insurance policy shall contain, to the extent obtainable, an agreement by the insurer that it will not cancel the policy except after 10 days’ prior written notice to Lessor and to the holder of the first mortgage on the Leased Premises, and that any loss otherwise payable under the insurance policy shall be payable notwithstanding any act or negligence of Lessor or Lessee that might, absent such agreement, result in a forfeiture of all or part of the insurance proceeds.

14.4.          Before Lessee takes occupancy of the Leased Premises (including any early occupancy for construction), Lessee shall deliver to Lessor certificates of the insurance required to be maintained under this Section.  Lessee shall also deliver to Lessor at least 10 days before the expiration date of each policy (or of any renewal policy), certificates for the renewal policies of this insurance.

14.5.          If Lessee fails to effect, maintain or renew any insurance provided for in this Lease, or to pay the premiums for the same, or to deliver to Lessor any required certificates, then, in addition to any other remedy available to Lessor, Lessor may (but shall not be obligated to), upon five (5) days’ notice to Lessee, procure such insurance.  Lessee shall reimburse Lessor for all amounts so paid within 5 days after Lessor notifies Lessee of this payment.

SECTION 15.  FIRE AND CASUALTY INSURANCE.

15.1.          During the Lease term, Lessee, at its expense, shall keep the Building and all other improvements now or in the future located on the Leased Premises insured against loss by fire, windstorm, sprinkler leakage, water damage and all of the risks and perils usually covered by a “special form” policy of commercial property insurance, in an amount equal to not less than the full replacement cost of the improvements.  In addition, Lessee shall obtain plate glass, boiler and machinery, worker’s compensation and other insurance reasonably requested by Lessor, all in form and substance and in amounts reasonably acceptable to Lessor.  Lessor and any mortgagee referred to in Section 25 shall be named as additional insureds under this policy, as their interests may appear.

15.2.          The fire and casualty insurance policy shall contain, to the extent obtainable, a standard first mortgage endorsement in favor of the holder of any first mortgage on the Leased Premises.  Subject to the terms of any first mortgage, in case of loss or damage, the net proceeds of the insurance shall be held by Lessor and used to rebuild, repair or restore the Leased Premises in accordance with Section 16 of this Lease.  Any insurance proceeds attributable to Lessee’s personal property shall be paid directly to Lessee.

15.3.          The provisions of Sections 14.3, 14.4 and 14.5 shall also apply to the insurance required to be carried by Lessee under this Section 15.

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SECTION 16.  CASUALTY.

16.1.          Lessee irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s interest in the Leased Premises if the Leased Premises are damaged or destroyed, in whole or in part, by fire, flood or other casualty (collectively, a “Casualty”).  Subject to the rights of any mortgagee, Lessor may appear in any proceeding, action, negotiation, prosecution or adjustment and negotiate, prosecute and adjust any claim for any award, compensation or insurance payment on account of any Casualty, and Lessor shall collect any award, compensation or insurance payment.  All amounts paid in connection with any Casualty shall be applied pursuant to this Section 16, and all of those amounts (minus the expense of collecting such amounts) are referred to as the “Net Proceeds.” Except to the extent that the same are applied to payment of the indebtedness secured by the mortgages on the Leased Premises, the Net Proceeds shall be held and disbursed in accordance with Section 16.2.  Lessor may advance any reasonable costs and expenses in connection with any proceeding, action, negotiation, prosecution and adjustment.  The costs and expenses so advanced by Lessor shall be reimbursed out of any award, compensation or insurance payment received.  Lessee may participate in any such proceeding, action, negotiation, prosecution or adjustment, in which event Lessor shall cooperate with Lessee.

16.2.          After an occurrence of a Casualty, unless this Lease is terminated pursuant to the provisions of this Section 16.2 or Section 16.3 below, this Lease shall continue in full effect, without abatement of rent (except as provided in Section 16.4, below).  In that event, Lessor shall, subject to the termination provisions provided below, at its expense, rebuild, replace or repair any damage to the Leased Premises caused by such event so as to restore the Leased Premises and any personal property, furniture, trade fixtures, alterations and installations at the Leased Premises to at least the condition existing immediately prior to the Casualty date.  The work shall be commenced and completed in a prompt manner, subject to any delays due to matters beyond Lessor’s reasonable control.  Any Net Proceeds remaining after completion of the work performed by Lessor pursuant to this Section 16.2 shall be paid to the Lessee.

16.3.          If (i) all or substantially all of the Leased Premises (as reasonably determined by Lessee) is totally damaged or complete access thereto is denied, or Lessee is unable to conduct its business in a commercially reasonable manner by reason of such Casualty, (ii) Lessor reasonably determines that the amount of Net Proceeds available for repairing and restoring the Leased Premises will not be sufficient to repair and restore the Leased Premises, (iii) same will not substantially be restored to at least the condition existing as of the date immediately prior to the Casualty Date (as reasonably determined by Lessor) within two hundred seventy (270) days after the Casualty, or (iv) if, during the last twenty four (24) months of the term of this Lease, all or substantially all of the Leased Premises (as reasonably determined by Lessee) is totally damaged from a fire or other casualty or partially damaged and the Lessee is unable to conduct its business in a commercially reasonable manner, then in each such event, Lessee may cancel this Lease on thirty (30) days' prior written notice to Lessor effective on the date of such Casualty.

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16.4.       If Lessor repairs damage to the Leased Premises pursuant to the provisions of this Section 16, Base Rent payable hereunder until such repairs are completed shall be abated in proportion to the square footage of the portion, if any, of the Building rendered unusable for Lessee to conduct its business in a commercially reasonable manner, bears to the total square footage of the Building; provided, however, that there shall be no such abatement, except to the extent Lessor receives the proceeds covering the amount of such abatement under any rental value insurance policy maintained by Lessor.

SECTION 17.  condemnation

17.1.       If the whole of the Leased Premises shall be taken or condemned by any competent authority in appropriation proceedings or by any right of eminent domain or by agreement or conveyance in lieu thereof (each being hereinafter referred to as “condemnation”), this Lease shall terminate as of the earlier of (i) the day possession shall be taken by such authority, or (ii) the day title vests in the condemnor, and Lessee shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Lessor of any Rent as shall have been paid in advance for a period subsequent to the date of the taking.

17.2.       As between Lessor and Lessee, all damages for any condemnation of all or any part of the Building, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion and fee, shall be divided as follows:

(a)          If the taking in any such proceeding does not constitute a substantial taking but a part of the Leased Premises shall be condemned then the Lessor shall apply any award it may receive for such taking, specifically allocated for restoration, towards the cost of restoring the remaining portion of the Leased Premises to the extent necessary to render it a complete architectural unit and reasonably suitable for the purpose for which it was leased and if there is no such specific allocation, Lessor shall complete the restoration using the proceeds in an amount sufficient to accomplish such restoration to the extent that Lessor receives monies on account of such taking.  If the amount received by the Lessor is not sufficient to complete the restoration, Lessee may terminate and cancel the Lease upon ninety (90) days prior notice, given at any time within sixty (60) days after the vesting of title in the condemnor.  In the event of such cancellation, all rent and other charges hereunder shall be apportioned as of the date of termination and Lessee shall be discharged from responsibility to restore the Leased Premises.

17.3.       If there is a substantial taking, Lessee shall be allowed to intervene for its own interest in such condemnation proceeding to claim the amount provided for under this Article.

17.4.       (a) In the event of a partial taking by condemnation, this Lease (except as hereinafter provided) shall, nevertheless, continue, but the Base Rent to be paid by Lessee shall thereafter be reduced by the ratio derived from dividing the rental value of the portion of the Leased Premises taken by the rental value of the entire Leased Premises at the time of taking.

(b)          In the event of a condemnation or taking which renders twenty-five (25%) percent or more of the rentable area of the Building unsuitable, in Lessee’s reasonable judgment, for operation of Lessee’s business in a commercially reasonable manner, then Lessee may at its option, upon ninety (90) days prior notice to the other, given at any time within sixty (60) days after the vesting of title in the condemnor, cancel and terminate the Lease.  In the event of such cancellation, all rent and other charges hereunder shall be apportioned as of the date of termination and Lessee shall be discharged from responsibility to restore the Premises.

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17.5.       (a) If any part of the Leased Premises or of the Lessee’s interest under this Lease shall be taken or condemned by any competent authority for its temporary use or occupancy, and such temporary taking does not render the Leased Premises reasonably unsuitable, in Lessee’s reasonable judgment, for the operation of Lessee’s business in a commercially reasonable manner, this Lease shall not terminate by reason thereof and Lessee shall continue to pay, in the manner and at the times herein specified, but reduced by the ratio derived from dividing the rental value of the portion of the Leased Premises taken by the rental value of the entire Leased Premises at the time of taking for the duration of the temporary taking, and, except only to the extent that the Lessee may be prevented from so doing pursuant to the terms of the order of the condemning authority, to perform and observe all of the other terms, covenants, conditions and obligations hereof upon the part of the Lessee to be performed and observed, as though such taking had not occurred.  In the event of any such temporary taking, Lessee shall be entitled to receive the entire amount of any award made for such taking.

(b)          If the whole or any part of the Leased Premises or Lessee’s interest under this Lease shall be taken or condemned by any competent authority for its temporary use or occupancy, and such taking renders the Leased Premises reasonably unsuitable for the operation of Lessee’s business in a commercially reasonable manner, in Lessee’s reasonable judgment, for a period which shall exceed three months, this Lease shall terminate at the option of Lessee to be exercised by prompt written notice to Lessor, effective as of the earlier of (i) the day possession shall be taken by such authority, or (ii) the day title vests in the condemnor.

SECTION 18.  ASSIGNMENT, SUBLETTING and mortgaging of lease.

18.1.       Lessee may assign this Lease and sublet all or a portion of Leased Premises at any time with Lessor’s consent, not to be unreasonably withheld or delayed.  In the event of assignment, Lessee shall be released from any further obligation for compliance with and performance of any covenants or conditions of this Lease.

SECTION 19.  ENTRY.

At all reasonable times, upon five (5) days’ prior written notice to Lessee with Lessee’s representative present, Lessor may enter the Leased Premises for the purposes of inspecting and exhibiting them to prospective purchasers and mortgagees and, during the last six months of the term of this Lease, to prospective tenants.  Lessor’s entries shall not unreasonably interfere with Lessee’s business.

SECTION 20.  ENVIRONMENTAL.

20.1.       As used in this Lease, the term “Hazardous Substance” shall mean:

(a)          all materials and substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous waste,” “toxic chemicals,” “solid waste”, “infectious waste,” or similar terms in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99499, 100 Stat. 1613), (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (iv) Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317), or (v) Sections 3734.01 and Section 3751.01 of the Ohio Revised Code, as any of the same may be amended or supplemented from time to time;

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(b)          All materials and substances listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances, as the same may be amended or supplemented from time to time;

(c)          Any material or substance that is petroleum or a petroleum derivative, asbestos, polychlorinated biphenyl, a flammable explosive, or a radioactive material; and

(d)          Such other substances, materials and wastes that are or become regulated as hazardous or toxic under applicable local, state or federal law during the Term of this Lease.

20.2.       During the Lease term, Lessee shall comply with all applicable federal, state, and local laws, regulations, administrative rulings, orders, ordinances, and the like, pertaining to the protection of the environment, including, but not limited to, those regulating the handling and disposal of Hazardous Substances (“Environmental Laws”).  Further, during the term of this Lease, neither Lessee nor any agent or party acting at the direction or with the consent of Lessee shall manufacture, use, treat, store, or dispose of any Hazardous Substance except (a) in quantities incidental to Lessee’s primary use described in Section 9 and (b) in full compliance with all applicable Environmental Laws.

20.3.       Without limiting any other indemnities contained in this Lease, Lessee agrees to indemnify and defend Lessor against, and to hold Lessor harmless from, any and all claims, demands, losses, liabilities, damages, injuries, costs and expenses (including, but not limited to, reasonable out-of-pocket fees and disbursements of attorneys, experts and consultants) paid or incurred by, or asserted against, Lessor for, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release onto or from the Leased Premises, of any Hazardous Substance placed on or under the Leased Premises during the term of this Lease by Lessee, its agents or contractors and until possession of the Leased Premises is returned to Lessor, or in the event of foreclosure by a mortgagee, until taken over by such mortgagee.  Lessor shall indemnify Lessee for any hazardous materials Lessor introduced into the Leased Premises prior to the Commencement Date.

20.4.       In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is necessary under any applicable Environmental Law because of, or in connection with, the presence or suspected presence of contamination for which Lessee is responsible pursuant to the preceding subsections about, under, within or near the Leased Premises, Lessee shall, within thirty (30) days after written demand for performance by any Indemnified Party or governmental authority having jurisdiction (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), promptly commence and diligently prosecute to completion all such Remedial Work. All Remedial Work shall be performed by one or more contractors reasonably approved in advance in writing by Lessor.  The Remedial Work shall be completed in compliance with the requirements of all governmental agencies having jurisdiction.  All costs and expenses related to such Remedial Work shall be paid by Lessee including, without limitation, costs incurred by any Lessor in connection with monitoring or review of such Remedial Work.  In the event Lessee shall fail to promptly commence or cause to be commenced, or fail to diligently prosecute to completion, any such Remedial Work, Lessor may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses so incurred shall become immediately due and payable from Lessee to Lessor.

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20.5.       Lessee shall give immediate written notice to Lessor of: (i) any proceeding, inquiry, notice, or other communication by or from any governmental or nongovernmental entity regarding the presence or suspected presence of any Hazardous Substance at, on, about, under, within, near or in connection with the Leased Premises; (ii) all claims, demands, suits and the like, whether by a governmental agency or otherwise, relating to the environmental condition of the Leased Premises; and (iii) the receipt of any notice or discovery of any information regarding any actual, alleged, or potential use, manufacture, production, storage, spillage, seepage, release, discharge, disposal or any other presence or existence or any Hazardous Substance at, on, about, under, within, near or in connection with the Leased Premises.

SECTION 21.  DEFAULT.

21.1.       If one or more of the following events (“defaults”) shall happen and be continuing: (a) Lessee fails to make punctual payment of the rent or any other amount to be paid under this Lease by Lessee, and that failure continues for ten (10) days after written notice from Lessor; (b) Lessee fails to perform or observe any other covenant or condition to be performed or complied with by Lessee under this Lease, and that failure continues for thirty (30) days after written notice by Lessor to Lessee; or if the breach is of such a nature that it cannot reasonably be cured or remedied within the thirty (30) day period, Lessee fails to diligently commence to cure the same during the thirty (30) day period, or does thereafter, with reasonable diligence and in good faith, proceed to remedy or cure the same; (c) Lessee abandons or vacates the Leased Premises; (d) an attachment or execution is levied upon Lessee’s property in the Leased Premises or Lessee’s interest under this Lease that is not satisfied or released or stayed within sixty (60) days of the levy; (e) Lessee files or there is filed against Lessee a petition in bankruptcy or a petition or answer seeking reorganization under the Federal Bankruptcy Code or any other applicable statute, and within sixty (60) days thereof, Lessee fails to secure a dismissal thereof; or (f) an order is entered adjudicating Lessee a bankrupt or approving an involuntary petition seeking a reorganization of Lessee under the Federal Bankruptcy Code or any other applicable statute or appointing a receiver, trustee or conservator for all or any substantial part of the property of Lessee, and the order is not vacated or stayed within 60 days of such entry; then, and in any of these events, Lessor shall have the right, at its option, then or at any later time while the default is continuing, to give a written notice specifying a date on which this Lease shall terminate, and on that date, subject to the provisions of this Section relating to the survival of Lessee’s obligations, this Lease shall terminate and expire by limitation.

21.2.       If any default has occurred and is continuing, then whether or not Lessor has terminated this Lease, Lessor may re-enter and take complete and peaceful possession of the Leased Premises, and, with or without process of law, remove all persons and all furniture, fixtures, equipment and other personal property located in the Leased Premises and owned or leased from third parties by Lessee (“Lessee’s Property”), by force or otherwise, without being liable in damages.  In that event, Lessee shall peacefully and quietly yield up and surrender the Leased Premises to Lessor and remain liable to Lessor as provided below.

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21.3.       Lessee’s obligation to pay the Base Rent and other charges under this Lease shall survive any termination of this Lease due to Lessee’s default.  In the event of any default, whether or not this Lease is terminated by Lessor, Lessor shall be entitled to recover all unpaid rent for the periods prior to the date of recovery of possession.  In addition, Lessor shall be entitled to damages caused by Lessee’s default, which damages may, at Lessor’s election, be determined on the basis of the present value of all future rents that would have become payable under this Lease, less the present value of rent payments that Lessor could reasonably expect to receive by reletting the Leased Premises.  As an alternative, Lessor may elect to recover monthly from Lessee the sum of (i) the current monthly installment of rent and (ii) any amounts expended by Lessor to pay for taxes, utilities, insurance, maintenance, and all other costs required to be paid by Lessee under this Lease (the sum of items (i) and (ii) being referred to as the “Monthly Default Payment”).  Lessor shall make commercially reasonable efforts to relet the Leased Premises upon such terms as Lessor deems advisable in its reasonable discretion, and Lessor shall be entitled to recover from Lessee all reasonable costs incurred by Lessor in connection with any such reletting, including, but not limited to, reasonable out-of-pocket brokerage commissions and reasonable costs of preparing and modifying the Leased Premises for the new Lessee.  Until the expiration of the then current term of this Lease, Lessor shall be entitled to recover from Lessee monthly on the first day of each month the Monthly Default Payment less the net monthly rental (after deducting Lessor’s reasonable expenses) received on account of reletting for the remainder of the Term of this Lease.

21.4.       No right or remedy conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given under this Lease, or now or at the future existing in law or in equity or by statute.

SECTION 22.  HOLDING OVER.

A holding over beyond the expiration of the term of this Lease shall operate as an extension of this Lease from month to month at 125% of the rental then in effect.  The holding over may be terminated either by Lessor or Lessee at the end of any month by giving thirty (30) days written notice to the other.

SECTION 23.  SURRENDER.

At the expiration of the term of this Lease, Lessee shall yield the Leased Premises, including any improvements, additions and other leasehold improvements made by Lessee, to Lessor in good order and repair, ordinary wear and tear excepted, to Lessor in then current condition.  By the expiration or earlier termination of this Lease, Lessee shall remove all of Lessee’s Property from the Leased Premises and Lessee shall repair any damage to the Leased Premises caused by the removal of Lessee’s Property.  If Lessee fails to so remove Lessee’s Property, Lessor may (but shall not be obligated to) remove Lessee’s Property and store the same and repair all damage caused by the removal, all at Lessee’s expense.  In that event, Lessee shall reimburse Lessor for all reasonable costs and expenses incurred in the removal, the storage of Lessee’s Property and the repair of the Leased Premises, within five (5) days after Lessor notifies Lessee of the amount of the costs and expenses.

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SECTION 24.  NOTICES.

Any notice required or permitted to be given to a party under the provisions of this Lease shall be in writing and shall be deemed given if mailed by certified or registered United States mail, postage prepaid, return receipt requested, or by commercial overnight courier service, addressed as follows:

Lessor:	Attention: J. Kevin Fox, 1800 Carillon Boulevard, Cincinnati, OH 45240

Lessee:	Attention: Jack S. Greber, 1800 Carillon Boulevard, Cincinnati, Ohio 45240

with a copy to:

Lessee:	Argentum Group, 60 Madison Avenue, Suite 701, New York, New York 10010 Attention: Walter Barandian

Either party may, from time to time, change its notice address by written notice to the other party at its then current mailing address, in accordance with the provisions of this Section.

A notice by one party to the other party’s attorney shall be deemed an effective notice pursuant to this Section 24.

SECTION 25.  WAIVER OF LIABILITY AND SUBROGATION.

Neither Lessee nor Lessor shall be liable for loss or damage caused by fire or other perils covered or normally covered by insurance policies maintained or to be maintained or required by this Lease to be maintained by the other party with respect to the Leased Premises, the Building or any personal property contained in the same, and each party on behalf of itself and any insurer, waives all rights of subrogation against the other with respect to those perils.  This waiver of liability and subrogation shall apply regardless of the negligence of either party and shall not be limited by the amount of insurance coverage.

SECTION 26.  ESTOPPEL CERTIFICATE.

When needed by Lessor in connection with mortgage financing or the sale of the Leased Premises, Lessee shall, within fifteen (15) business days after request by Lessor, execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Lessor or Lessee or of amendments to this Lease or prepayments of rentals; (b) such other facts with respect to this Lease as Lessor may reasonably require.

Lessor shall, within fifteen (15) business days after request by Lessee, execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Lessor or Lessee or of amendments to this Lease or prepayments of rentals; (b) such other facts with respect to this Lease as Lessee may reasonably require.

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SECTION 27.  SUBORDINATION.

Lessee agrees that its rights under this Lease shall be subordinate to the lien of any first mortgage or any other first lien resulting from any method of financing or refinancing now or in the future existing against all or part of the Leased Premises, and to any and all renewals, modifications, replacements, consolidations and extensions of the same (collectively, a “Mortgage”).  However, this subordination by Lessee is on the condition that Lessor obtains a written agreement of the holder of any current or future Mortgage, in a form reasonably acceptable to Lessee, that as long as Lessee is not in default under this Lease beyond the expiration of any grace period, Lessee will not be made a party defendant in any action or proceeding to foreclose the Mortgage, and the leasehold estate and all rights of Lessee created by this Lease shall not be affected or terminated by that action or any proceeding or any judgment rendered as a result.  Upon request Lessee shall execute and deliver all documents reasonably requested by the holder of a Mortgage to confirm this subordination.  In the event of any foreclosure, sale, or other event causing Lessor’s ownership of the Leased Premises to terminate, (i) Lessee shall attorn to the new owner and shall recognize the new owner as Lessee’s Lessor under this Lease; (ii) Lessee shall, upon request of the new owner, execute and deliver any instrument reasonably requested by the new owner to evidence this attornment; and (iii) Lessee waives any right that it may have at law or in equity to terminate this Lease or to surrender possession of the Leased Premises upon termination of, or institution of proceedings against, Lessor’s rights of ownership in the Leased Premises. If requested by the holder of a Mortgage, Lessee shall give the holder notice of and reasonable opportunity to cure any default under this Lease by Lessor, and if necessary, to allow the holder sufficient time to foreclose Lessor’s interest in the Leased Premises before effecting the cure.

SECTION 28.  MEMORANDUM OF LEASE.

Upon the written request of either party, the parties shall execute a memorandum of this Lease in recordable form in accordance with the provisions of Ohio law.

SECTION 29.  LIABILITY OF LESSOR .

If Lessor fails to perform any of its obligations under this Lease, and, as a consequence of this default, Lessee recovers a money judgment against Lessor, that judgment may be satisfied only out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Lessor in the Leased Premises, and neither Lessor nor any of the partners, shareholders, officers, directors or employees of Lessor shall be liable for any deficiency. In no event shall Lessee have the right to levy its execution against any property of Lessor other than its interest in the Leased Premises. In the event of the sale or other transfer of Lessor’s interest in the Leased Premises, Lessor shall be released from all liability and obligations subsequently accruing under this Lease.

SECTION 30.  BINDING EFFECT.

Subject to the provisions of Section 16, this Lease and the covenants and agreements of the parties shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors and permitted assigns.

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SECTION 31.  PARTIAL INVALIDITY.

In the event any clause, term or condition of this Lease shall be determined to be illegal or unenforceable under any applicable governmental laws, orders, rules or regulations, this Lease shall remain in full force and effect as to all other terms, conditions and provisions.

SECTION 32.  NO WAIVER.

No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Lease shall be construed to be a waiver on the part of Lessor of any right or remedy in law or otherwise.

SECTION 33.  HEADINGS, MEANING OF WORDS, ENTIRE AGREEMENT.

The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease.  This Lease constitutes the entire agreement of the parties and may be amended or modified only in a writing signed by both parties.  All prior agreements or understandings between the parties, either oral or written, are superseded by this Lease.

SECTION 34.  RIGHT OF FIRST REFUSAL TO PURCHASE LEASED PREMISES.

34.1.       If, during the term of this Lease, Lessor receives and desires to accept or desires to make any bona fide offer (an “Offer”) for the sale of the Leased Premises in whole or in part, Lessor shall notify Lessee in writing of each Offer.  This notice (the “Notice of Offer”) shall contain a copy of the Offer and all other terms and conditions applicable to the Offer.  The whole or that part of the Leased Premises to which the Offer applies is referred to as the “Offer Premises.” Lessee shall have the right to purchase (“Right of First Refusal”) the Offer Premises at the purchase price set forth in the Offer.  Lessee shall exercise its Right of First Refusal, if at all, by giving written notice of exercise to Lessor no more than the date sixty (60) days after Lessee’s receipt of the Notice of Offer.

34.2.       If Lessee does not exercise the Right of First Refusal in regard to an Offer of which it has been given notice in accordance with Section 34.1 above, and if within 180 days after the date of the Notice of Offer, the Offer Premises are conveyed in accordance with the Offer, Lessee’s Right of First Refusal shall terminate with respect to the Offer Premises so sold and conveyed, PROVIDED THAT:

(a)          The Right of First Refusal shall remain in effect with respect to the balance of the Leased Premises, if any, not conveyed pursuant to the Offer;

(b)          Once an Offer of which Lessor has given Lessee notice is accepted by Lessor, Lessor shall not agree to a reduction of the purchase price, more favorable terms or any change in the nature or amount of the consideration to be given in exchange for the Offer Premises without first having given Lessee notice of the reduction, more favorable terms or change, and upon receipt of that notice, Lessee shall again, in accordance with the provisions of Section 34.1 above, have the Right of First Refusal to purchase the Offer Premises at the new price and new terms; and

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(c)          If any Offer is not accepted by Lessor or if the Offer Premises are not conveyed in accordance with the accepted Offer within 180 days after the date Lessee received the Notice of Offer, then Lessee’s Right of First Refusal shall be applicable to the Offer Premises and to any subsequent Offer received by Lessor with respect to the Leased Premises or any part thereof during the term of this Lease.  Nothing contained in this Section concerning either the termination of Lessee’s Right of First Refusal or Lessee’s failure to exercise the same shall in any way affect any of Lessee’s other rights, options and privileges under this Lease.  Upon request of Lessor, Lessee shall furnish to Lessor or the purchaser of the Offer Premises an affidavit in recordable form stating the extent to which Lessee’s Right of First Refusal has terminated in accordance with this Section and setting forth such other matters as Lessee shall deem necessary or appropriate.

34.3.       (a)          At the closing of the purchase of the Offer Premises pursuant to Lessee’s exercise of the Right of First Refusal, Lessor shall deliver its transferable and recordable general warranty deed conveying to Lessee marketable title to the Offer Premises in fee simple, free and clear of all liens and encumbrances except (i) real estate taxes and assessments not then due and payable, (ii) easements, covenants, conditions and restrictions of record as of the date of this Lease, (iii) zoning, building and other laws, (iv) legal highways, (v) such easements, covenants, conditions and restrictions that had been approved by Lessee in writing after the execution of this Lease, and (vi) the rights of all persons claiming by, through or under Lessee. Lessor shall pay the conveyance fees, if any, and Lessee shall pay the cost of recording the deed.  Real estate taxes and assessments, and rentals under this Lease, to the extent applicable to the Offer Premises, and all other income and expenses of the Offer Premises shall be prorated as of the date of closing.

(b)          Lessor shall deliver exclusive possession of the Offer Premises to Lessee at the closing.

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(c)          The closing for the payment of the purchase price and for delivery of Lessor’s deed shall be held at a place in Cincinnati, Ohio, and at a time mutually agreed to by the parties within sixty (60) days after the date that Lessee exercises its Right of First Refusal.

SIGNED as of the day and year first written above.

Lessor:
Carillon Partners, LLC

/s/ J. Kevin Fox .
By: J. Kevin Fox
Its: Managing Member

Lessee:

Environmental Quality Management, Inc.

/s/ Jack S. Greber .
By: Jack S. Greber
Its: President

STATE OF OHIO	)
) ss.:
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this 30th day of October, 2006 by J. Kevin Fox, Managing Member on behalf of Carillon Partners, LLC, an limited liability company, the Lessor in the foregoing Lease.

/s/ William N. Kirkham	.
Notary

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STATE OF OHIO	)
) ss.:
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this 30th day of October, 2006 by Jack S. Greber, President of Lessee, an Ohio corporation, on behalf of the corporation, as Lessee under the foregoing Lease.

/s/ William N. Kirkham .
Notary

This Instrument Prepared By:

William N. Kirkham

Frost Brown Todd LLC 2200 PNC Center

201 E. Fifth Street

Cincinnati, OH 45202

513-651-6778

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